                                  SCHEDULE 14A

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                           (Amendment No.          )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /

     Check the appropriate box:

    / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(c)(2))

     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
                                  DIGICON INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

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     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
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     (2) Form, Schedule or Registration Statement No.:
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     (3) Filing Party:
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     (4) Date Filed:
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

                               DIGICON INC.
                             3701 KIRBY DRIVE
    [LOGO]                HOUSTON, TEXAS 77098

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD DECEMBER 19, 1995

                             ---------------------

     Notice is hereby given that the annual meeting of the stockholders of Digicon Inc. will be held at the offices of the Company, 3701 Kirby Drive, Houston, Texas 77098, on Tuesday, December 19, 1995, at 10:00 a.m., Houston time, for the following purposes:

          1. To elect a board of eight directors to serve until the next annual meeting of stockholders or until their successors are elected and qualify;

          2. To consider and act upon the proposed amendment to the Company's 1992 Employee Nonqualified Stock Option Plan; and

          3. To consider and act upon such other business as may properly be presented to the meeting.

     A record of stockholders has been taken as of the close of business on October 31, 1995, and only those stockholders of record on that date will be entitled to notice of and to vote at the meeting. A stockholders' list will be available commencing December 8, 1995, and may be inspected during normal business hours prior to the annual meeting at the offices of the Company, 3701 Kirby Drive, Houston, Texas 77098.

     If you do not expect to be present at the meeting, please sign and date the enclosed proxy and return it promptly in the enclosed stamped envelope which has been provided for your convenience. The prompt return of proxies will ensure a quorum and save the Company the expense of further solicitation.

                                          By Order of the Board of Directors,

                                                   ALLAN C. POGACH,
                                                      Secretary

November 9, 1995

                                  DIGICON INC.
                                3701 KIRBY DRIVE
                              HOUSTON, TEXAS 77098

                                PROXY STATEMENT

     This proxy statement is being mailed to stockholders commencing on or about November 9, 1995, in connection with the solicitation by the board of directors of Digicon Inc. (the "Company") of proxies to be voted at the annual meeting of stockholders to be held in Houston, Texas, on Tuesday, December 19, 1995, and at any adjournment thereof, for the purposes set forth in the accompanying notice.

     Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted for (i) the election of the nominees named herein to the board of directors, and (ii) the amendment of the Company's 1992 Employee Nonqualified Stock Option Plan. Abstentions and broker non-votes (i.e., proxies marked to indicate that the shares are not being voted) will be treated as present for purposes of determining whether a quorum is present. Abstentions will have the same legal effect as votes against a proposal and broker non-votes will be disregarded. A stockholder may revoke a proxy by (i) delivering to the Company written notice of revocation, (ii) delivering to the Company a signed proxy of a later date, or
(iii) appearing at the meeting and voting in person.

     Votes will be tabulated and the results will be certified by election inspectors who are required to resolve impartially any interpretive questions as to the conduct of the vote. In tabulating votes on the proposed amendment to the Company's 1992 Employee Nonqualified Stock Option Plan, a record will be made of the number of shares voted for and against each proposal, the number of shares with respect to which authority to vote has been withheld and the number of shares held of record by broker-dealers present at the meeting but not voting, all of which will be presented in the Company's post-meeting report to stockholders.

     As of October 31, 1995, the record date for the determination of stockholders entitled to vote at the meeting, there were outstanding and entitled to vote 11,134,939 shares of the Company's common stock, par value $.01 per share ("Common Stock"). Each share of Common Stock entitles the holder to one vote on all matters presented at the meeting. Holders of a majority of the shares of Common Stock entitled to vote must be present, in person or by proxy, to constitute a quorum for the transaction of business.

                             ELECTION OF DIRECTORS

     At the meeting, eight nominees are to be elected, each director to hold office until the next annual meeting of stockholders or until his successor is elected and qualifies. The persons named in the accompanying proxy have been designated by the board of directors, except as otherwise indicated, and unless authority is withheld, they intend to vote for the election of the nominees named below to the board of directors. All of the nominees previously have been elected directors by the stockholders. If any nominee should become unavailable for election, the proxy may be voted for a substitute nominee selected by the persons named in the proxy or the board may be reduced accordingly; however, the board of directors is not aware of any circumstances likely to render any nominee unavailable.

     The Company's bylaws require that, until such time as Jupiter & Associates (a New York general partnership whose shares of the Company's Common Stock have been distributed by it to its general partners and certain affiliates of such general partners, such parties being referred to collectively as the "Jupiter Group") and Quantum Partners LDC, a Netherlands Antilles corporation ("Quantum"), no longer collectively own more than 20% of the Company's outstanding Common Stock, they will have the right to (i) designate an aggregate of six nominees for election as directors (out of a present eight positions) at each annual meeting of stockholders, (ii) appoint one additional director to an expanded board of directors if the Company defaults in any payment obligation on any of its then outstanding debt instruments or equity securities or if the Company were to incur losses for any five consecutive fiscal quarters and (iii) designate two of the three members of the executive committee of the board. Both the Jupiter Group and Quantum have agreed that during such time they will vote their shares in favor of the other's nominees. See "Other Information -- Certain Stockholders."

     Certain information concerning the nominees is set forth below and reflects share information adjusted for a one for three reverse stock split (the "Reverse Split") effective January 17, 1995:

                                                                                         COMMON STOCK
                                                                                      BENEFICIALLY OWNED
                                                                                    OCTOBER 31, 1995(1)
                                       PRINCIPAL POSITION             DIRECTOR     ------------------------
               NAME                     WITH THE COMPANY      AGE      SINCE        SHARES            PERCENT
----------------------------------   ----------------------   ---     --------     ---------          -------
George F. Baker(2)(3).............   Director                 56        1992       2,057,324(7)(9)      18.35%
James B. Clement(2)(6)............   Director                 50        1994           6,666(9)           *
Clayton P. Cormier(3)(4)..........   Director                 63        1991          10,671(9)           *
Steven J. Gilbert(4)(5)(6)........   Director                 48        1991       1,081,035(8)(9)(11)  9.63%
Stephen J. Ludlow(5)..............   Director, president      45        1994          32,351(9)           *
                                     and chief executive
                                       officer
Edward R. Prince, Jr..............   Director                 66        1965          68,207(9)           *
Douglas B. Thompson(2)(5)(6)......   Director and chairman    46        1991       2,099,324(7)(9)(10)  18.65%
                                     of the board
Jack C. Threet(2)(3)(6)...........   Director                 67        1991          12,395(9)           *

---------------

 * Does not exceed one percent.

(1) Each person has sole voting and investment power with respect to the shares listed, except as otherwise specified, and is a United States citizen.

(2) Designated by the Jupiter Group (see "Other Information--Certain Stockholders").

(3)    Member, audit committee of the board.

(4)    Designated by Quantum (see "Other Information--Certain Stockholders").

(5)    Member, executive committee of the board.

(6)    Member, compensation committee of the board.

(7) Includes 2,047,325 shares of Common Stock which may be deemed to be beneficially owned by Messrs. Thompson and Baker by virtue of their participation in the Jupiter Group, but as to which Messrs. Thompson and Baker disclaim beneficial ownership (see "Other Information -- Certain Stockholders").

(8) Includes 1,024,263 shares of Common Stock held by Quantum Partners LDC which may be deemed beneficially owned by Mr. Gilbert by virtue of an investment advisory contract between Mr. Gilbert and Quantum Partners LDC. Mr. Gilbert disclaims beneficial ownership as to these shares.

(9) Includes shares of Common Stock which the named individual has the right to acquire upon exercise of currently exercisable warrants and stock options, as follows: Mr. Baker -- 9,999; Mr. Clement -- 6,666; Mr. Cormier -- 9,999; Mr. Gilbert -- 9,999; Mr. Ludlow -- 26,702; Mr.
       Prince -- 67,742; Mr. Thompson -- 9,999; and Mr. Threet -- 9,999.

(10) Includes 42,000 shares of Common Stock which Jupiter Management Co., Inc. has the right to acquire upon exercise of currently exercisable warrants. Mr. Thompson, by virtue of his affiliation with Jupiter Management Co., Inc., may be deemed to beneficially own such shares, but disclaims any beneficial ownership.

(11) Includes 43,200 shares of Common Stock which Soros Capital L.P. has the right to acquire upon exercise of currently exercisable warrants. Mr. Gilbert may be deemed to beneficially own such shares by virtue of his affiliation with Soros Capital L.P.

     George F. Baker has been president of Cambridge Capital Holdings, Inc., a private investment firm, for more than five years. He also serves as chairman of the board and president of Whitehall Corporation, a manufacturer of seismic towed arrays for offshore oil exploration and, through its Aerocorp subsidiary, is a provider of aircraft maintenance for the airline industry.

     James B. Clement has served as the president and chief executive officer of Offshore Logistics, Inc., a supplier of helicopter, transportation and related services to the oil and gas industry since November 1987, where he is also a director. Mr. Clement also is a member of the board of directors of Pride Petroleum Services, Inc.

     Clayton P. Cormier is currently a financial and insurance consultant. From 1986 to 1991, Mr. Cormier was a senior vice president in the oil and gas division of Johnson & Higgins, an insurance broker. From 1979 to 1986, he was the chairman of the board, president and chief executive officer of Ancon Insurance Company, S.A. Prior to that time, he was an assistant treasurer of Exxon Corporation.

     Steven J. Gilbert has been Managing General Partner of Soros Capital L.P. since 1992. Soros Capital L.P. is the principal venture capital and leveraged transaction entity of Quantum Group of Funds. He is also the Managing Director of Commonwealth Capital Partners, L.P., a private equity investment fund. From 1984 to 1988, Mr. Gilbert was the Managing General Partner of Chemical Venture Partners, which he founded. Mr. Gilbert is a director of Katz Media Group, Inc., NFO Research, Inc., The Asian Infrastructure Fund, Peregrine Indonesia Fund, Inc., Terra Nova (Bermuda) Holdings, Ltd., GTS-Duratek, Inc., Sydney Harbour Casino Holdings, Ltd. and UroMed, Inc., and is a member of the Advisory Committee of Donaldson, Lufkin & Jenrette Merchant Banking.

     Stephen J. Ludlow has served as chief executive officer since May 1994 and was executive vice president of the Company for the four preceding years.

     Edward R. Prince, Jr., has been Vice Chairman of the board of Zydeco Exploration, Inc., an independent oil and gas exploration and service company since August 1994. Prior to taking an indefinite leave of absence in May 1994, Mr. Prince served as the Company's chairman of the board and chief executive officer for a number of years.

     Douglas B. Thompson has served as chairman of the board since May 1994 and has been president of Jupiter Management Co., Inc. ("Jupiter Management"), a general partner of Jupiter & Associates ("Jupiter"), since Jupiter Management's formation in 1989. He is also the sole director and shareholder of Jupiter Investment Company and J/D Funding Corp., both general partners of Jupiter, and is the sole shareholder of Jupiter Management. In addition, he is chairman of the board and president of WellTech, Inc., a well servicing company based in Houston, Texas. Mr. Thompson is also a director of Tacoma Boatbuilding Co., a company engaged in the design and manufacture of marine vessels (see "Other Information -- Certain Stockholders").

     Jack C. Threet was formerly vice president for exploration of Shell Oil Company. Prior to his retirement from Shell Oil Company in 1987, Mr. Threet was also a member of the boards of directors of several affiliate(s) of Shell Oil Company.

BOARD AND COMMITTEE ACTIVITY, STRUCTURE AND COMPENSATION

     During fiscal 1995, the board of directors convened on four regularly and specially scheduled occasions, and committees of the board held meetings as follows: executive committee -- no meetings; audit committee -- four meetings; and compensation committee -- two meetings. The executive committee of the board is authorized to exercise, to the extent permitted by law, the power of the full board of directors when a meeting of the full board is not practicable or necessary. The compensation committee recommends to the board for approval the compensation for officers and administers the Company's compensation plans. For information concerning the audit committee, see "Other Information -- Auditors." The board of directors does not presently maintain a nominating committee; stockholders who may wish to suggest individuals for possible future consideration for board positions should direct recommendations to the executive committee of the board of directors at the Company's principal offices. Each director attended at least 75% of the meetings held during the year by the board and each committee on which he served.

     Each director who is not otherwise compensated by the Company is paid an annual fee of $18,000 plus travel expenses, if any. Directors are not compensated for service on committees of the board. The Company maintains a stock option plan for non-employee directors (the "Director Plan") providing for stock options to be granted to each non-employee director of the Company. Under the Director Plan, each eligible director is granted on each December 31 an option to purchase 3,333 shares of the Company's Common Stock (as adjusted for the Reverse Split), subject to an aggregate limit of 16,666 option shares (as adjusted for the Reverse Split) for each director. The exercise price for each option granted is the average closing price of the Common Stock for the 30 trading days prior to the date of grant. Options may be exercised at any time
(i) after the later of six months following the date of grant or the first anniversary of the director's service on the board and (ii) before the sixth anniversary of the date of grant, when the option expires.

EXECUTIVE OFFICER TENURE AND IDENTIFICATION

     The executive officers of the Company serve at the pleasure of the board of directors and are subject to annual appointment by the board at its first meeting following the annual meeting of stockholders. In addition to Mr. Ludlow, who is listed in the foregoing table, the Company's executive officers are as follows:

          Nicholas A. C. Bright, age 49, has been the subsidiary officer in charge of all European, African and Middle Eastern geophysical operations for more than five years.

          David E. Graham, age 48, joined the Company in July 1995, was designated an executive officer in October 1995 and is the subsidiary officer in charge of North American geophysical operations. Mr. Graham has 26 years of experience in the exploration business including the past 8 years with Schlumberger, where he most recently served as western hemisphere sales and marketing manager for Geco-Prakla, a geophysical subsidiary of Schlumberger.

          Richard W. McNairy, age 55, has served as vice president and chief financial officer of the Company since February 1994, prior to which he was corporate controller of Halliburton Energy Services Group for three years and vice president -- finance for its geophysical services subsidiary for the preceding two years.

          Allan C. Pogach, age 50, has served as vice president and treasurer of the Company since 1981 and as corporate secretary since July 1994.

          Timothy L. Wells, age 42, was appointed to his present position as the subsidiary officer in charge of the Company's Far Eastern geophysical operations in August 1995, was designated an executive officer in October 1995 and has been employed by the Company in a series of progressively more responsible technical and managerial positions since 1981.

MANAGEMENT SHAREHOLDINGS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock at October 31, 1995, as adjusted for the Reverse Split, of (i) all directors of the Company, (ii) the chief executive officer and each of the other executive officers named in the Summary Compensation Table (See "Other Information--Executive Compensation") and (iii) all directors and executive officers, as a group.

                                                                    NUMBER OF          PERCENT
                                                                     SHARES            OF CLASS
                                                                    ---------          --------
    George F. Baker...............................................  2,057,324(1)(2)     18.35%
    James B. Clement..............................................      6,666(2)            *
    Clayton P. Cormier............................................     10,671(2)            *
    Steven J. Gilbert.............................................  1,081,035(2)(3)(4)   9.63%
    Stephen J. Ludlow.............................................     32,351(2)            *
    Edward R. Prince, Jr..........................................     68,207(2)            *
    Douglas B. Thompson...........................................  2,099,324(1)(2)(5)  18.65%
    Jack C. Threet................................................     12,395(2)            *
    Nicholas A. C. Bright.........................................     13,333(2)            *
    Richard W. McNairy............................................     16,233(2)            *
    Allan C. Pogach...............................................     13,333(2)            *
    All directors and officers as a group (11 persons named
      above)......................................................  3,363,547(6)        29.20%

---------------

 * Does not exceed one percent.

(1) Includes 2,047,325 shares of Common Stock which may be deemed to be beneficially owned by Messrs. Thompson and Baker by virtue of their participation in the Jupiter Group, but as to which Messrs. Thompson and Baker disclaim beneficial ownership (see "Other Information--Certain Stockholders").

(2) Includes shares of Common Stock which the named individual has the right to acquire upon exercise of currently exercisable warrants and stock options, as follows: Mr. Baker--9,999; Mr. Clement--6,666; Mr. Cormier--9,999; Mr. Gilbert--9,999; Mr. Ludlow--26,702; Mr.
       Prince--67,742; Mr. Thompson--9,999; Mr. Threet--9,999; Mr.
       Bright--13,333; Mr. McNairy--13,333; and Mr. Pogach--13,333.

(3) Includes 1,024,263 shares of Common Stock held by Quantum Partners LDC which may be deemed beneficially owned by Mr. Gilbert by virtue of an investment advisory contract between Mr. Gilbert and Quantum Partners LDC. Mr. Gilbert disclaims beneficial ownership as to these shares.

(4) Includes 43,200 shares of Common Stock which Soros Capital L.P. has the right to acquire upon exercise of currently exercisable warrants. Mr. Gilbert may be deemed to beneficially own such shares by virtue of his affiliation with Soros Capital L.P.

(5) Includes 42,000 shares of Common Stock which Jupiter Management Co., Inc. has the right to acquire upon exercise of currently exercisable warrants. Mr. Thompson, by virtue of his affiliation with Jupiter Management Co., Inc., may be deemed to beneficially own such shares, but disclaims any beneficial ownership.

(6) Includes (i) 3,071,588 shares of Common Stock which may be deemed to be beneficially owned by Messrs. Thompson and Baker by virtue of their participation in the Jupiter Group and by Mr. Gilbert by virtue of an investment advisory contract between Mr. Gilbert and Quantum Partners LDC, but as to which Messrs. Thompson, Baker and Gilbert disclaim beneficial ownership, (ii) 43,200 shares of Common Stock which may be acquired by Soros Capital L.P. upon the exercise of outstanding warrants, and may be deemed to be beneficially owned by Mr. Gilbert as noted in note 4 above, (iii) 42,000 shares of Common Stock which may be acquired by Jupiter Management Co., Inc. upon the exercise of outstanding warrants, and may be deemed to be beneficially owned by Mr. Thompson, but as to which he disclaims beneficial ownership as noted in note 5 above, and (iv) shares of Common Stock which may be acquired by officers and directors of the Company upon the exercise of outstanding stock options and warrants, as noted in note 2 above.

APPROVAL

     The eight nominees for election as directors at the annual meeting who receive the greatest number of votes cast for election by the holders of Common Stock entitled to vote and present, in person or by proxy, at the annual meeting shall be the duly elected directors of the Company. The Board of Directors recommends a vote FOR all eight nominees to the Company's Board of Directors.

                       PROPOSED APPROVAL OF AMENDMENT TO
                  1992 EMPLOYEE NONQUALIFIED STOCK OPTION PLAN

     The 1992 Employee Nonqualified Stock Option Plan (the "Employee Plan") was originally approved by the Company's stockholders in December 1992. The Employee Plan entitles officers and other key employees of the Company and its subsidiaries to receive nonqualified options to purchase up to an aggregate of 658,333 shares of post-Reverse Split Common Stock. In October 1995, the Board of Directors approved amendments to the Employee Plan that would (i) increase the aggregate number of shares which may be issued or covered by nonqualified options pursuant to the Employee Plan, and (ii) accelerate the exercisability of options outstanding under the Employee Plan upon a Change of Control (as defined below) of the Company.

     The Board of Directors adopted these amendments as a means to provide (i) officers and other key employees with a continuing proprietary interest in the Company, and (ii) to ensure that such employees are provided with incentives to remain with the Company in the event of a Change in Control. The Company will continue to grant options under the Employee Plan until the earlier to occur of
(i) the Employee Plan's expiration or (ii) the issuance of options covering all shares of Common Stock reserved for issuance under the Employee Plan.

DESCRIPTION OF AMENDMENTS

     Increase in Shares Subject to Plan. The proposed amendment would increase the number of shares of Common Stock which may be issued or covered by options pursuant to the Employee Plan by 500,000. Of the original 658,333 options (as adjusted for the Reverse Split) authorized for grant under the Employee Plan, 39,833 options remain available for grant as of October 31, 1995. If the proposed amendment is approved, the aggregate number of shares which may be issued or covered by options pursuant to the Employee Plan would be 1,158,333 shares.

     Acceleration of Exercisability on Change in Control. The Employee Plan provides that each option shall contain such terms and conditions as the compensation committee shall deem appropriate. In the event of a Change in Control, the proposed amendment would accelerate the exercisability of all outstanding options. Each option would be exercisable on the date of occurrence of a Change in Control, for the purchase of the full number of shares subject to such option.

     For purposes of the proposed amendment, "Change in Control" means the acquisition by any person of 50% or more of the shares of Common Stock of the Company. Although the board of directors is not aware of any specific action or plan involving a Change in Control of the Company, it recognizes the possibility that such circumstances may occur.

NEW PLAN BENEFITS

     The dollar value of benefits or amounts to be received under proposed amendments to the Employee Plan are not determinable because as of October 31, 1995, the fair market value of a share of the Company's Common Stock exceeded the exercise price of substantially all currently exercisable options granted under the Employee Plan. As of October 31, 1995, 618,500 outstanding options would be affected by the proposed amendment, including 110,666 held by executive officers (44,000 which were granted in fiscal year 1996 and are currently unexercisable). See "Other Information -- Employee Options" below.

APPROVAL

     The affirmative vote of the holders of a majority of the shares of Common Stock outstanding and represented at the meeting, in person or by proxy, is required to approve proposed amendments to the Employee Plan. The Board of Directors recommends a vote FOR the approval of the proposed amendments to the Employee Plan.

                               OTHER INFORMATION
CERTAIN STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock at October 31, 1995, as adjusted for the Reverse Split, by each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock.

                                                                                     PERCENT
                           NAME OF PERSON                          NUMBER OF          OF
                        OR IDENTITY OF GROUP                        SHARES           CLASS
    ------------------------------------------------------------   ---------         -----
    Quantum Partners LDC ("Quantum")............................   1,024,263(4)(5)   9.17%
      Kaya Flamboyan 9
      Willemstad, Curacao
      Netherlands Antilles
      Soros Fund Management(1)
      George Soros(2)
    Jupiter Group(3) .........................................       939,873(4)(6)   8.43%
      Fund American Investment Subsidiary I, Inc.
      c/o Fund American Enterprises Holdings, Inc.
      The 1820 House
      Main Street
      Norwich, VT 05055
    Acorn Fund..................................................     940,000         8.44%
      c/o Wanger Asset Management L.P.(7)
      227 West Monroe, Suite 3000
      Chicago, Illinois 60606
    Wellington Trust Company, N.A.(BK)..........................     729,997         6.56%
      c/o Wellington Management Company
      75 State Street
      Boston, Mass 02109

---------------

(1)    Investment advisor to Quantum.

(2)    Sole proprietor of Soros Fund Management.

(3) The Jupiter Group consists of (a) Jupiter Investment Company, Inc., J/D Funding Corp., DN Funding Corp., CCF/Jupiter, L.P., DJ Investors, L.P., and Fund American Investment Subsidiary I, Inc., each of which is a general partner of Jupiter & Associates, a New York general partnership ("Jupiter"), and (b) Fund American Enterprises, Inc., Fund American Enterprises Holdings, Inc., Neptune Partners -- 1989A, L.P., Neptune 1989 Investors Limited, Neptune 1989C Offshore Investors Limited, Restart Partners, L.P., Restart Partners II, L.P., Ingrid Morsman, Natalie Thompson Defined Benefit Pension Plan, Douglas B. Thompson, D.O. Nelson, Edwin H. Morgens, John C. Waterfall, Francisco A. Garcia, A. Torrey Reade and Arik Yale Prawer, each of which is an affiliate of one or more of the Jupiter general partners, previously held an indirect interest in Jupiter or acquired shares of the Company's Common Stock in connection with the Distribution Agreement described below. Pursuant to an agreement dated December 31, 1992 (the "Distribution Agreement"), Jupiter distributed all shares of the Company's Common Stock and Common Stock purchase warrants held by it to its general partners and to other parties who held participation interests in Jupiter. The entities or persons listed as members of the Jupiter Group agreed pursuant to the Distribution Agreement that the nominees that Jupiter is entitled under certain circumstances to designate to the Company's Board of Directors will be selected by the vote of such parties, with each such party having a number of votes equal to the number of shares of the Company's Common Stock it holds. Except for Fund American Investment Subsidiary I, Inc., no person or entity listed as a member of the Jupiter Group owns a beneficial interest in as much as 5% of the outstanding Common Stock of the Company.

     4 All entities and individuals listed as a part of the "Jupiter Group" may be deemed to constitute a "group," within the meaning of the Securities Exchange Act of 1934, as amended; similarly, all entities and individuals listed under "Quantum" may be deemed to constitute a "group," and, if acting together, the Jupiter Group and Quantum would be deemed to beneficially own 3,071,588 shares, or approximately 27.3% of the Company's outstanding Common Stock. Each entity or individual listed under the "Jupiter Group" or "Quantum" disclaims beneficial interest in shares owned, controlled or deemed to be owned or controlled by each other entity or individual so listed, except for George Soros who does not disclaim beneficial ownership of Quantum.

     5 Includes 40,443 shares of Common Stock which may be acquired upon the exercise of warrants by Quantum.

     6 Includes 14,978 shares of Common Stock which may be acquired upon the exercise of warrants by Fund American Investment Subsidiary I, Inc.

     7 Wanger Asset Management, L.P. is the investment advisor to Acorn Fund.

     The Company's bylaws require that until such time as Jupiter (whose rights will be exercised by the Jupiter Group) and Quantum no longer collectively own more than 20% of the Company's outstanding Common Stock, they will have the right to (i) designate an aggregate of six nominees for election as directors (out of a present eight positions) at each annual meeting of stockholders, (ii) appoint one additional director to an expanded board of directors if the Company defaults in any payment obligation on any of its then outstanding debt instruments or equity securities or if the Company were to incur losses for any five consecutive fiscal quarters and (iii) designate two of the three members of the executive committee of the board. Both Jupiter and Quantum have agreed that during such time they will vote their shares in favor of the other's nominees.

EXECUTIVE COMPENSATION

     The following table reflects all forms of compensation for services to the Company for the years ended July 31, 1995, 1994 and 1993 of those individuals who served as (i) the chief executive officer of the Company during fiscal year 1995, or (ii) an executive officer of the Company during fiscal year 1995 and was compensated at an annual rate exceeding $100,000, (collectively, the "Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                       LONG TERM
                                                                      COMPENSATION
                                            ANNUAL COMPENSATION      --------------
                                            --------------------     STOCK OPTIONS         ALL OTHER
   NAME AND PRINCIPAL POSITION     YEAR      SALARY       BONUS      (SHARES)(1)        COMPENSATION(2)
---------------------------------  -----    --------     -------     --------------     ---------------
Stephen J. Ludlow................  1995     $181,392     $15,000             --                  --
  President and chief              1994      181,392          --             --                  --
     executive officer             1993      170,979          --         26,667                  --
Nicholas A.C. Bright.............  1995     $110,743          --             --                  --
  Subsidiary vice president        1994      102,750          --             --                  --
                                   1993       98,274     $26,217         13,333                  --
Kevin P. Callaghan(3).........     1995     $135,462          --             --             $ 8,770
  Subsidiary vice president        1994      111,000          --             --                  --
                                   1993      100,750          --         13,333                  --
Richard W. McNairy(4).........     1995     $140,000          --         13,333                  --
  Vice president and chief         1994       70,000          --             --                  --
     financial officer             1993           --          --             --                  --
Allan C. Pogach..................  1995     $130,000          --             --                  --
  Vice president, secretary        1994      121,350          --             --                  --
     and treasurer                 1993      112,700          --         13,333                  --

---------------

(1)    As adjusted for the Reverse Split.

(2) The amount disclosed for Mr. Callaghan represents payments for accrued vacation.

(3)    Mr. Callaghan resigned from the Company June 16, 1995.

(4)    Mr. McNairy joined the Company February 1, 1994.

EMPLOYEE OPTIONS

     Under the Company's Employee Plan, shares of the Company's Common Stock may be granted to the executive officers and other employees. As of October 31, 1995, 618,500 shares are reserved for outstanding options and 39,833 are reserved and remain available for future grant pursuant to the Employee Plan. During fiscal year 1995, 13,333 options were granted to one of the Executive Officers under the Employee Plan. See "Proposed Approval of Amendment to 1992 Employee Nonqualified Stock Option Plan" set forth above.

     Option Grants in Last Fiscal Year. The following table provides information concerning stock options granted to the Executive Officers during the year ended July 31, 1995:

                                                                                            POTENTIAL
                                                                                       REALIZABLE VALUE AT
                                               INDIVIDUAL GRANTS                         ASSUMED ANNUAL
                             ------------------------------------------------------      RATES OF STOCK
                             NUMBER OF                                                 PRICE APPRECIATION
                             SECURITIES     % OF TOTAL                                     FOR OPTION
                             UNDERLYING   OPTIONS GRANTED                                  TERM(1)
                              OPTIONS     TO EMPLOYEES IN    EXERCISE    EXPIRATION    -------------------
           NAME               GRANTED       FISCAL YEAR       PRICE         DATE         5%         10%
---------------------------  ---------    ---------------    --------    ----------    -------    --------
Richard W. McNairy.........    13,333(2)         100%        $ 6.00      11-01-2004    $52,932    $127,464

---------------

(1) Based on actual option term (ten years) and annual compounding at rate shown. Because the exercise prices of options granted approximated the fair market value of the Common Stock on the date of grant, the potential realizable value at 0% annual rate of appreciation is nil.

(2) Represents non-qualified stock options granted under the Employee Plan. Two-thirds, or 8,888, of the options became exercisable on May 1, 1995, and the remaining one-third, or 4,445, became exercisable on November 1, 1995.

     Aggregated Option Exercises In Last Fiscal Year and Year-End Option Values. None of the Executive Officers exercised any of their Company options during the last fiscal year. In addition, based on the closing price for the Common Stock on the American Stock Exchange on July 31, 1995, none of the Executive Officers held any unexercised in-the-money options at such date. In connection with Mr. Callaghan's resignation in June 1995, his options were terminated. The following table sets forth information with respect to the unexercised options to purchase shares of Common Stock which have been granted under the Employee Plan to the Executive Officers and held by them at July 31, 1995.

                                                                      NUMBER OF UNEXERCISED
                                                                    OPTIONS HELD AT YEAR END
                                                                  -----------------------------
                                                                  EXERCISABLE     UNEXERCISABLE
                                                                  -----------     -------------
    Stephen J. Ludlow Jr. ......................................     26,667               --
    Nicholas A. C. Bright.......................................     13,333               --
    Richard W. McNairy..........................................      8,888            4,445
    Allan C. Pogach.............................................     13,333               --

COMPENSATION COMMITTEE REPORT

     The compensation committee of the board of directors (the "Committee") has furnished the following report on executive compensation for fiscal 1995:

          Under the supervision of the Committee, the Company seeks to relate a significant portion of potential total executive compensation to the Company's financial performance. In general, executive financial rewards may be segregated into the following significant components: base compensation, bonus and stock-based benefits.

          Base compensation for the Executive Officers is intended to afford a reasonable degree of financial security and flexibility to those individuals who were regarded by the Committee as acceptably discharging the levels and types of responsibility implicit in the various executive positions. Mr. Ludlow executed an employment contract with the Company during the first quarter of fiscal 1993 under which his base compensation level was set through at least December 31, 1995, and was subject to a contractually mandated raise at August 1, 1994, which is not being paid at Mr. Ludlow's request. Pursuant to his employment contract, base compensation for Mr. Ludlow is not otherwise subject to adjustment until fiscal 1996 at the earliest. In the case of all other Executive Officers, base compensation for fiscal 1995 was set by the Committee based upon the recommendation of Mr. Ludlow.

          In setting the base pay for Executive Officers, little consideration was given to the compensation plans of executives in other seismic companies because most of the Company's principal competitors are subsidiaries of larger, more diversified oilfield service concerns, and compensation data was not publicly available for the comparable executive positions in those subsidiaries. Moreover, the few other publicly-held seismic operators had such disparate operating and financial characteristics and were of such dissimilar sizes, that the Committee found little basis for reliable comparison. In setting Mr. Ludlow's contractually agreed salary and the salaries of the other Executive Officers, the Committee considered the salary histories of each executive, and his past performance, credentials, age and experience with the Company, as well as his perceived future utility to the Company. Considerable weight was also accorded to the Company's financial performance during the prior year.

          Annual bonuses are intended to reflect a policy of requiring a minimum level of Company financial performance before any bonuses are earned by the Executive Officers, with bonuses for achieving higher levels of performance directly tied to the level achieved. No objective bonus criteria have been established, and any bonuses potentially payable remain subject to the complete discretion of the Committee and/or the board of directors. In awarding Mr. Ludlow's 1995 bonus, the Committee and the board considered the Company's success in restructuring its geographic and operational lines of business, which reduced operating costs and restored profitability in fiscal 1995.

          The board of directors is of the view that the periodic grant of significant blocks of stock options to the Executive Officers is calculated to align the executive's economic interests with those of stockholders and to provide a direct and continuing focus upon the goal of increasing stockholder value. The Company granted options covering an aggregate of 200,000 shares of the Company's Common Stock, as adjusted for the Reverse Split, to its executive officers during fiscal 1993 (including 66,666 shares attributable to the present Executive Officers), and intended that such grants would be considered only every three to five years. No grants were made in fiscal 1994. A grant of options covering 13,333 shares of the Company's Common Stock was made to Mr. McNairy in fiscal 1995 in connection with his acceptance of employment. All outstanding executive options granted in fiscal 1995 and prior years have exercise prices above the current market price for the Common Stock. Accordingly, the ability of the Executive Officers to realize value from their outstanding options remains entirely dependent upon their ability to achieve substantially improved operating performance in future periods.

          Insider Participation in Compensation Decisions. In July 1994, the Company entered into a Credit Agreement with Soros Capital L.P., Jupiter Management Co., Inc. and CCF Jupiter L.P. (collectively, the "Affiliated Lenders"), pursuant to which the Company borrowed $2,695,000 on a secured, subordinated basis. Steven J. Gilbert, a director of the Company, is an affiliate of Soros Capital, and Douglas B. Thompson, chairman of the board, and George F. Baker, a director, are affiliated with the two Jupiter entities. Borrowings under the Credit Agreement earned interest at Bank of America's prime commercial lending rate, plus 3% through January 26, 1995, and at Bank of America prime rate, plus 6% thereafter. The Company fully repaid this indebtedness in June 1995. As additional consideration for the 1994 Credit Agreement and following receipt of stockholder approval in December 1994, the Company issued warrants evidencing the right to purchase an aggregate of 120,000 shares of post-Reverse Split Common Stock at a purchase price of $4.50 per share to the Affiliated Lenders.

          In November 1993 the Company entered into a secured loan agreement with the Affiliated Lenders, which agreement provided for total borrowings of $3,386,667, an annualized interest rate of 25%, and a maturity date in May 1994. The Company repaid such borrowings in April 1994.

          The above transactions were unanimously approved by the Company's disinterested directors, and management is of the opinion that all the above transactions were on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties at the times negotiated and under the conditions then applicable.

          Composition of the Committee. Non-management members of the Committee (as constituted at the time 1995 compensation issues were resolved) own, control or represent an aggregate of 3,199,420 shares, or approximately 28.2%, of the Company's outstanding Common Stock and, accordingly, also have a substantial interest in the Company's financial performance.

                                            The Compensation Committee

                                            Jack C. Threet, Chairman
                                            James B. Clement
                                            Steven J. Gilbert
                                            Douglas J. Thompson

EMPLOYMENT AND SALARY CONTINUATION

     The Company has entered into an employment agreement with Mr. Ludlow that provides for a current annual base salary of $175,000 and a contractually mandated raise to $190,000 on August 1, 1994. Mr. Ludlow requested the Company to defer this raise and therefore continues his base compensation at the fiscal 1994 rate of $175,000. The agreement with Mr. Ludlow provides for a term expiring in 1995. The Company and Mr. Ludlow are currently negotiating the terms of his compensation, which will take effect on January 1, 1996.

     In October 1994, Messrs. Bright, McNairy and Pogach executed salary continuation agreements with the Company pursuant to which, in the event of termination for the convenience of the Company prior to October 31, 1999, each is to be compensated at his most recent base salary for one year following any such termination.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely on its review of the forms received by it with respect to the fiscal year ended July 31, 1995, the Company believes that all filing requirements applicable to the Company's officers, directors and greater than 10% stockholders have been met.

COMMON STOCK PERFORMANCE GRAPH

     The following graph illustrates the performance of the Company's Common Stock, compared with the cumulative total return on (i) the Standard & Poor's 500 Stock Index and (ii) an index of peer companies selected by the Company, for the period beginning July 5, 1991 (the date the Company's Common Stock was registered under the Exchange Act), and ending July 31, 1995. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at July 5, 1991. In all cases, the cumulative total return assumes, as contemplated by Securities and Exchange Commission Rules, that any cash dividends on the Common Stock of each entity included in the data presented above were reinvested in that security.

                                  DIGICON INC.
                           COMPARATIVE TOTAL RETURNS

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)           DIGICON          PEERS(1)       S&P 500
JULY 31, 1991                              100             100             100
JULY 31, 1992                              116              71             113
JULY 31, 1993                               60              95             120
JULY 31, 1994                               32             142             122
JULY 31, 1995                               49             176             150

(1) Consists of Seitel, Inc., Input/Output, Inc., Landmark Graphics Corporation, Dawson Geophysical Company, Universal Seismic Associates, Inc. and Grant Geophysical, Inc.

CERTAIN TRANSACTIONS

     Mr. Edward R. Prince, Jr., the Company's former chairman of the board and chief executive officer, commenced an indefinite leave of absence in May 1994, and has retired from his position as chairman of the board. Pursuant to his employment contract with the Company, Mr. Prince continues to be compensated through December 31, 1995 at an annual rate of $305,000. During the ensuing three years, Mr. Prince is to be paid $152,500 per year so long as he does not engage or participate in any business in competition with the Company.

     For a description of certain transactions involving other members of the board of directors, see "Other Information -- Compensation Committee Report--Insider Participation in Compensation Decisions."

AUDITORS

     Deloitte & Touche, certified public accountants, have served as the independent auditors of the Company for a number of years. While management anticipates that this relationship will continue to be maintained during fiscal 1996 and subsequent years, it is not proposed that any formal action be taken at the meeting with respect to the continued employment of Deloitte & Touche, inasmuch as no such action is legally required. Representatives of Deloitte & Touche plan to attend the annual meeting and will be available to answer questions. Its representatives will also have an opportunity to make a statement at the meeting if they so desire, although it is not expected that any statement will be made.

     The audit committee assists the board in assuring that the accounting and reporting practices of the Company are in accordance with all applicable requirements. The committee reviews with the auditors the scope of proposed audit work and meets with the auditors to discuss matters pertaining to the audit and any other matters which the committee or the auditors may wish to discuss. In addition, the audit committee would recommend the appointment of new auditors to the board of directors in the event future circumstances were to indicate that such action is desirable.

OTHER MATTERS

     The annual report to stockholders covering the fiscal year ended July 31, 1995, has been mailed to each stockholder entitled to vote at the annual meeting.

     Any stockholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the Company's 1996 annual meeting of stockholders is required to submit such proposals to the Company on or before July 12, 1996.

     The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, a number of regular employees of the Company may, if necessary to assure the presence of a quorum, solicit proxies in person or by telephone.

     The persons designated to vote shares covered by board of directors' proxies intend to exercise their judgment in voting such shares on other matters that may properly come before the meeting. Management does not expect that any matters other than those referred to in this proxy statement will be presented for action at the meeting.

                                  By Order of the Board of Directors,

                                     ALLAN C. POGACH,
                                         Secretary

November 9, 1995

--------------------------------------------------------------------------------
                                        DIGICON INC.
                     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                                     DECEMBER 19, 1995

  PROXY              The undersigned hereby appoints Stephen J. Ludlow and
   FOR          Richard W. McNairy, or either of them, each with power of
  ANNUAL        substitution, attorneys and proxies of the undersigned to
  MEETING       vote all shares of common stock of Digicon Inc. ("Company")
    OF          which the undersigned is entitled to vote at the annual
STOCKHOLDERS    meeting of stockholders to be held on December 19, 1995 at
DECEMBER 19,    the offices of the Company, 3701 Kirby Drive, Houston, Texas
   1995         77098 at 10:00 a.m., Houston time, and at any adjournments.

                    1. / / FOR the election (except as indicated below) as
                       directors of George F. Baker, James B. Clement, Clayton P. Cormier, Steven J. Gilbert, Stephen J. Ludlow, Edward R. Prince, Jr., Douglas B. Thompson and Jack C. Threet.

                       INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, WRITE THAT NOMINEE'S NAME BELOW:

                       --------------------------------------------------

                       / / WITHHOLD authority to vote for all nominees listed above.

                    2. Approval of amendment to the 1992 Employee
                       Nonqualified Stock Option Plan.

                            / / FOR          / / AGAINST     / / ABSTAIN

                           (PLEASE DATE AND SIGN ON REVERSE SIDE)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

        3. / / In their discretion, upon such other matters (including procedural and other matters relating to the conduct of the meeting) as properly come before the meeting and any adjournment.

        As described in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.

        THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREON. IF NO CONTRARY SPECIFICATION IS MADE, IT WILL BE VOTED "FOR" PROPOSALS 1 AND 2.


                                      Dated this _____ day of ________

                                      ________________________________

                                      ________________________________
                                      Signature(s) of Stockholder

                                      Please sign exactly as your
                                      name appears on your stock
                                      certificate. When signing
                                      as executor, administrator,
                                      trustee or other
                                      representative, please give
                                      your full title. All joint
                                      owners should sign.

 PLEASE DATE, SIGN AND MAIL YOUR PROXY PROMPTLY, PLEASE DO NOT FOLD THIS PROXY.

--------------------------------------------------------------------------------